Exhibit 10.26
Execution Version

CONVERTIBLE PROMISSORY NOTE PURCHASE AGREEMENT

This Convertible Promissory Note Purchase Agreement (“Agreement”) is entered into as of June 24, 2026, by and among Remix Therapeutics, Inc., a Delaware corporation (the “Company”), and the lenders (each individually, a “Lender”, and collectively, the “Lenders” named on the Schedule of Lenders attached hereto as Exhibit A (the “Schedule of Lenders”) and any additional Lenders who become party hereto.  The Company and the Lenders may be referred to herein individually as a “Party” and, collectively, as the “Parties”.  Capitalized terms not otherwise defined in this Agreement shall have the meanings ascribed to them in Section 1 below.

WHEREAS, the Parties wish to provide for the sale and issuance of Notes, as defined below, to the Lenders by the Company in return for the provision by the Lenders of the loan amounts to the Company as set forth for each Lender on the Schedule of Lenders; and

WHEREAS, the Parties intend for the Company to issue in return for such loan amounts one or more Notes.

NOW, THEREFORE, the Parties hereto agree as follows:

1.          Definitions. As used herein, the terms set forth below shall have the following definitions.

1.1
“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, controls, is controlled by or is under common control with such Person, including without limitation any general partner, managing member, officer or director of such Person, or any venture capital fund now or hereafter existing which is controlled by one or more general partners (or member thereof) or managing members of, or shares the same management company (or stockholder or member thereof) with, such Person, or a family member of such Person.

1.2
“Board” means the Company’s board of directors.

1.3
“Business Day” means a weekday that banks are open for business in the United States.

1.4
“CFIUS” means the Committee on Foreign Investment in the United States.

1.5
“CFIUS-Impacted Lender” means a Lender for which (i) it is required, in the reasonable determination of the Company and such Lender, for such Lender to make a notice or declaration filing with CFIUS pursuant to the DPA or (ii) CFIUS requests or requires that such Lender or the Company file a notice or declaration with CFIUS pursuant to the DPA with respect to the conversion of any Preferred Stock or Notes pursuant to Section 4 (each of (i) and (ii), a “CFIUS Filing Requirement”).

1.6
“CFIUS Satisfied Condition” shall be achieved when (1) the Company and the CFIUS-Impacted Lender shall have received written notice from CFIUS stating that: (i) CFIUS has concluded that the proposed transaction does not constitute a “covered transaction” subject to review under the DPA; or (ii) the assessment, review or investigation of the proposed transaction under the DPA has concluded, and there are no unresolved national security concerns with respect to the proposed transaction; (2) CFIUS has sent a report to the President of the United States requesting the President’s decision with respect to the proposed transaction and either (x) the fifteen (15) day period under the DPA subsequent to the President’s receipt of the CFIUS report during which the President may announce his decision to take action to suspend, prohibit or place any limitations on the proposed transaction has expired without any such action being taken or (y) the President of the United States has announced a decision not to take any action to suspend, prohibit or place any limitations on the proposed transaction; or (3) CFIUS has provided written notice that it is not able to complete action under the DPA with respect to the proposed transaction on the basis of a CFIUS declaration, but CFIUS has not requested that the Company and the CFIUS-Impacted Lender submit a CFIUS notice and has not initiated a unilateral CFIUS review.

1.7
“Change of Control” means:

(a)          a merger or consolidation in which (i) the Company is a constituent party or (ii) a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Company or a subsidiary in which the shares of capital stock of the Company outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting Company; or (2) if the surviving or resulting Company is a wholly owned subsidiary of another Company immediately following such merger or consolidation, the parent Company of such surviving or resulting Company;

(b)          (i) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company of all or substantially all the assets, or of all or substantially all of the intellectual property assets, of the Company and its subsidiaries taken as a whole, or (ii) the sale or disposition (whether by merger, consolidation or otherwise, and whether in a single transaction or a series of related transactions) of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Company; or

(c)          any other transaction which is a Deemed Liquidation Event, as defined in the Restated Certificate.

1.8
“Common Stock” shall have the meaning set forth in the Restated Certificate.

1.9
“Conversion Price” means:

(a)
if the Notes are converted in a Qualified Financing pursuant to Section 4.1 below, eighty percent (80%) of the lowest cash price per share of preferred stock paid by the investors in the Qualified Financing (excluding, for the avoidance of doubt, any deemed price per share resulting from conversion of the Prior 2025 Notes);

(b)
if the Notes are converted in a Non-Qualified Financing pursuant to Section 4.2 below, eighty percent (80%) of the lowest cash price per share of preferred stock paid by the investors in the Non-Qualified Financing (excluding, for the avoidance of doubt, any deemed price per share resulting from conversion of the Prior 2025 Notes);

(c)
if the Notes are converted pursuant to Section 4.3 below in connection with a Public Company Event, the Specified Conversion Price;

(d)
if the Notes are converted pursuant to Section 4.4 below at the Maturity Date, the Specified Conversion Price; and

(e)
if the Notes are converted pursuant to Section 4.5 below in connection with a PIPE Offering, the price per share paid by investors in the PIPE Offering.

1.10          “Conversion Shares” means:

(a)
if the Notes are converted in a Qualified Financing pursuant to Section 4.1 below, the shares of preferred stock issued by the Company in the Qualified Financing;

(b)
if the Notes are converted in a Non-Qualified Financing pursuant to Section 4.2 below, the shares of preferred stock issued by the Company in the Non-Qualified Financing;

(c)
if the Notes are converted in connection with a Public Company Event pursuant to Section 4.3 below, shares of Series C Preferred Stock;

(d)
if the Notes are converted as of immediately prior to the Maturity Date pursuant to Section 4.4 below, shares of Series C Preferred Stock; and

(e)
if the Notes are converted in connection with a PIPE Offering pursuant to Section 4.5 below, shares of common stock of the PIPE Issuer.

1.11
“DPA” means the Defense Production Act of 1950, as amended, including all implementing regulations thereof.

1.12
“Initial Public Offering” means the Company’s first underwritten public offering of its Common Stock pursuant to an effective registration statement under the Securities Act.

1.13
“Investors’ Rights Agreement” means that certain Amended and Restated Investors’ Rights Agreement, dated as of November 14, 2025, by and among the Company and the stockholders party thereto, as may be amended and/or restated from time to time.

1.14
“Maturity Date” means June 29, 2027.

1.15
“Net Proceeds” means, in connection with a Change of Control, the total cash proceeds that, irrespective of these Notes and the Prior 2025 Notes, would have been paid or distributed to the holders of capital stock of the Company in connection with any Change of Control, in accordance with the Restated Certificate in respect of such capital stock, inclusive of any amounts subject to escrow release, but excluding all amounts that are otherwise payable upon satisfaction of future contingencies such as earnout or milestone payments, as determined by the Board.

1.16
“Non-Qualified Financing” means the next sale (or series of related sales) by the Company of its preferred stock or other equity securities of the Company (whether or not authorized as of the date hereof) for capital raising purposes following the date of this Agreement that is not (i) a Qualified Financing or (ii) a PIPE Offering.

1.17
“Non-Traditional IPO” means any business combination pursuant to which the Company is merged into, or otherwise combines with a company that has a class of capital stock that is registered pursuant to Section 12(b) or Section 12(g) of the Securities Exchange Act of 1934, as amended (a “Pubco”), or a subsidiary of such Pubco, and the shares of capital stock of the Company outstanding immediately prior to such transaction represent, or are converted into or exchanged for, shares of capital stock (or securities convertible into or exchangeable for shares of capital stock) of such Pubco in connection with such transaction.

1.18
“Note Holder Majority” means the holders of Notes representing a majority of the outstanding principal amount of Notes.

1.19
“Notes” means one or more convertible promissory notes issued to the Lenders hereunder, the form of which is attached hereto as Exhibit B, and the aggregate maximum principal amount of which shall not exceed $30,000,000.

1.20
“Outstanding Amount” of a Note means, as of any date of determination, the then outstanding principal and accrued but unpaid interest thereunder.

1.21
“Person” means an individual, firm, corporation, partnership, association, limited liability company, trust or any other entity.

1.22
“Placement Agents” means Goldman Sachs & Co. LLC, Jefferies LLC and Evercore Group L.L.C.

1.23
“PIPE Offering” means the closing of the transactions contemplated by the PIPE Subscription Agreement.

1.24
“PIPE Subscription Agreement” means that certain Subscription Agreement, dated as of the date hereof, by and among the Company and the other parties thereto, to be entered into in connection with a Non-Traditional IPO, as contemplated by that certain Agreement and Plan of Merger, dated as of the date hereof, by and among the Company, Passage Bio, Inc. and Peregrine Merger Sub, Inc., pursuant to which the PIPE Issuer will issue common stock to investors.

1.25
“PIPE Issuer” means the issuing entity in a Non-Traditional IPO that consummates a PIPE Offering.

1.26
“Preferred Stock” means shares of preferred stock, $0.0001 par value per share, of the Company.

1.27
“Prior 2025 Notes” means those certain Convertible Promissory Notes issued pursuant to the Prior 2025 NPA.

1.28
“Prior 2025 NPA” means that certain Convertible Promissory Note and Warrant Purchase Agreement, dated as of November 14, 2025, by and among the Company and the lenders set forth on Exhibit A thereto.

1.29
“Prior 2025 Warrants” means those certain Warrants to Purchase Capital Stock of the Company issued pursuant to the Prior 2025 NPA.

1.30
“Public Company Event” means an Initial Public Offering, Non-Traditional IPO (excluding, for the avoidance of doubt, a PIPE Offering) or a SPAC Transaction.

1.31
“Qualified Financing” means the next sale (or series of related sales) by the Company of its preferred stock (whether or not authorized as of the date hereof) for capital raising purposes following the date of this Agreement (excluding, for the avoidance of doubt, a PIPE Offering) from which the Company receives gross proceeds of not less than $50,000,000 (excluding the aggregate Outstanding Amounts converted into such preferred stock upon conversion of the Notes and the aggregate Outstanding Amounts (as defined in the Prior 2025 NPA) converted into such preferred stock upon conversion of the Prior 2025 Notes).

1.32
“Restated Certificate” means the Company’s Amended and Restated Certificate of Incorporation, as may be amended and/or restated from time to time in accordance with its terms.

1.33
“Securities Act” means the Securities Act of 1933, as amended from time to time.

1.34
“Series B Preferred Stock” means the Company’s Series B Preferred Stock, par value $0.0001 per share.

1.35
“Series C Preferred Stock” means a new series of the Company’s preferred stock, par value $0.0001 per share, to be designated as “Series C Preferred Stock” by an amendment to, or amendment and restatement of, the Restated Certificate and having substantially the same rights, preferences and privileges set forth in the Series C Term Sheet.

1.36
“Series C Term Sheet” means the term sheet setting forth the principal terms of the Series C Preferred Stock attached hereto as Exhibit D.

1.37
“Series B Original Issue Price” means $2.0880, the Original Issue Price of the Series B Preferred Stock as determined pursuant to (and defined in) the Restated Certificate, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B Preferred Stock in accordance with the Restated Certificate.

1.38
“SPAC Transaction” means a transaction or series of related transactions (by merger, or consolidation, share exchange or otherwise) with a publicly-traded “special purpose acquisition company” or its subsidiary (collectively, a “SPAC”) in which the common stock or share capital of the SPAC or its successor entity is listed on the New York Stock Exchange, NASDAQ Global Select Market or NASDAQ Global Market or other nationally or internationally recognized exchange as approved by the Board.

1.39
“Specified Conversion Price” means $1.00056 (representing a pre-money valuation of $226,000,000), subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting the Company’s capital stock occurring after the date hereof; provided, further, that such price shall be adjusted to reflect such pre-money valuation of the Company’s fully-diluted capitalization as of the date hereof.

1.40
“Transaction Documents” means this Agreement and the Notes.

2.          Agreement to Sell and Purchase. Subject to the terms and conditions hereof, at the Closing (as hereinafter defined), the Company hereby agrees to issue and sell to each Lender, and each Lender agrees to purchase from the Company, severally and not jointly, a Note in principal amount as set forth opposite such Lender’s name on Exhibit A.

3.          Closing, Delivery and Payment.

3.1
Closing. Subject to the terms and conditions of this Agreement, including the satisfaction or waiver of each of the closing conditions set forth in Section 8 and Section 9 (other than those conditions that by their terms are to be satisfied at the Closing), the closing of the sale and purchase of the Notes under this Agreement (the “Closing”) shall take place remotely via the exchange of documents and signatures on June 29, 2026 (the “Closing Date”), or at such other time and place as the Company and the Note Holder Majority shall mutually agree upon in writing.

3.2
Delivery.  At the Closing, subject to the terms and conditions hereof, the Company will deliver to each Lender a Note against payment of the purchase price therefor by check made payable to the order of the Company, wire transfer of immediately available funds to the Company, or any combination of the foregoing.

4.          Conversion and Payment of the Notes; Change of Control.

4.1
Qualified Financing.  If, prior to the Maturity Date and prior to the time when the Notes have been converted pursuant to Section 4.2, Section 4.3, Section 4.4 or Section 4.5, the Company issues shares of its preferred stock in a Qualified Financing, the Outstanding Amount under each Note will be converted automatically into Conversion Shares pursuant to Section 1.10(a) above upon the closing of such Qualified Financing. The number of Conversion Shares to be issued upon such conversion of each Note shall be equal to the quotient obtained by dividing the Outstanding Amount under such Note by the applicable Conversion Price.  The issuance of Conversion Shares in a Qualified Financing pursuant to the conversion of each Note shall be upon and subject to the same terms and conditions applicable to the securities issued and sold by the Company in the Qualified Financing to investors investing new money in the Company in connection with such Qualified Financing (“Standard Preferred Stock”), including identical rights, privileges, preferences and restrictions as the shares of Standard Preferred Stock (and, for the avoidance of doubt, not the rights, preferences or privileges set forth in the Series C Term Sheet), other than with respect to the basis for any dividend rights, which will be based on the Conversion Price; provided, however, that in no event shall the liquidation preference per share of the Conversion Shares exceed the Conversion Price.

4.2
Non-Qualified Financing. If, prior to the Maturity Date and prior to the time when the Notes have been converted pursuant to Section 4.1, Section 4.3, Section 4.4 or Section 4.5, the Company issues shares of its preferred stock in a Non-Qualified Financing, then, upon written notice of a holder of one or more Notes electing to convert its Note(s) into Conversion Shares pursuant to Section 1.10(b) above delivered to the Company as set forth below (a “Conversion Election”), the Outstanding Amount under each Note held by such holder will be converted automatically into Conversion Shares pursuant to Section 1.10(b) above. The number of Conversion Shares to be issued upon such conversion of a Note shall be equal to the quotient obtained by dividing the Outstanding Amount under such Note by the applicable Conversion Price.  The issuance of Conversion Shares in a Non-Qualified Financing pursuant to the conversion of a Note shall be upon and subject to the same terms and conditions applicable to the securities sold in the Non-Qualified Financing to investors investing new money in the Company in connection with such Non-Qualified Financing (“Non-Qualified Standard Preferred Stock”), including identical rights, privileges, preferences and restrictions as the shares of Non-Qualified Standard Preferred Stock (and, for the avoidance of doubt, not the rights, preferences or privileges set forth in the Series C Term Sheet), other than with respect to the basis for any dividend rights, which will be based on the Conversion Price; provided, however, that in no event shall the liquidation preference per share of the Conversion Shares exceed the Conversion Price.  The Company shall send written notice to each holder of a Note no later than ten (10) days prior to the closing of a Non-Qualified Financing setting forth in reasonable detail the material terms of the Non-Qualified Financing and the Company’s good faith forecast of the Company’s capitalization after the closing of such Non-Qualified Financing (the “Non-Qualified Financing Notice”).  Each holder of a Note shall have the right to elect the conversion of the Outstanding Amounts under all Notes held by such holder as set forth above in this Section 4.2 by sending a Conversion Election to the Company no later than ten (10) days after receipt of the Non-Qualified Financing Notice.  Any failure of a holder of a Note to send a Conversion Election in accordance with the terms of this Section 4.2 shall be deemed to be an election by such holder not to have the Outstanding Amounts under its Notes convert into Conversion Shares in such Non-Qualified Financing.  In the event a holder of a Note has delivered a Conversion Election no later than ten (10) days after receipt of the Non-Qualified Financing Notice in accordance with this Section 4.2, the Company shall fully and promptly comply therewith.

4.3
Public Company Event.  If, prior to the Maturity Date and prior to the time when the Notes have been converted pursuant to Section 4.1, Section 4.2, Section 4.4 or Section 4.5, the Company consummates a Public Company Event, the Outstanding Amount under each Note will be converted automatically into Conversion Shares pursuant to Section 1.10(c) above immediately prior to and contingent upon the consummation of such Public Company Event.  The number of Conversion Shares to be issued upon such conversion of each Note shall be equal to the quotient obtained by dividing the Outstanding Amount under such Note by the applicable Conversion Price.  To the extent practicable and permissible in accordance with applicable law, the Company shall send written notice to each holder of a Note no later than fifteen (15) days prior to the consummation of such Public Company Event setting forth in reasonable detail the material terms of the Public Company Event.  In the event that the Notes convert in accordance with this Section 4.3, the Company hereby agrees and covenants to use commercially reasonable efforts to take any and all actions, and execute, file and deliver all documents, necessary to authorize and issue the Series C Preferred Stock with such rights, preferences and privileges set forth in the Series C Term Sheet upon conversion of the Notes (including, without limitation, to amend the Restated Certificate to authorize the Series C Preferred Stock and obtain the requisite approval of the Company’s stockholders and the Board to amend the Restated Certificate accordingly).

4.4
At Maturity.  If, by the Maturity Date, the Notes have not been paid in full nor converted into equity securities of the Company, unless elected otherwise by the Note Holder Majority pursuant to a written notice delivered to the Company at any time prior to the Maturity Date, each Note shall automatically convert as of immediately prior to the Maturity Date into a number of Conversion Shares pursuant to Section 1.10(d) equal to the quotient obtained by dividing the Outstanding Amount under such Note by the applicable Conversion Price. In the event that the Notes convert in accordance with this Section 4.4, the Company hereby agrees and covenants to use commercially reasonable efforts to take any and all actions, and execute, file and deliver all documents, necessary to authorize and issue the Series C Preferred Stock with such rights, preferences and privileges set forth in the Series C Term Sheet upon conversion of the Notes (including, without limitation, to amend the Restated Certificate to authorize the Series C Preferred Stock and obtain the requisite approval of the Company’s stockholders and the Board to amend the Restated Certificate accordingly).

4.5
PIPE Offering. If, prior to the Maturity Date and prior to the time when the Notes have been converted pursuant to Section 4.1, Section 4.2, Section 4.3, or Section 4.4, a PIPE Offering is consummated, the Outstanding Amount under each Note will be converted automatically and concurrently into a number of Conversion Shares pursuant to Section 1.10(e) equal to the quotient obtained by dividing the Outstanding Amount under such Note by the price per share paid by investors in the PIPE Offering. Upon an automatic conversion pursuant to this Section 4.5, the Company and the Lenders will enter into the Registration Rights Agreement, in the form attached hereto as Exhibit E (the “Registration Rights Agreement”).

4.6
Conversion Procedures.  Upon a conversion of the Outstanding Amounts under its Notes, each Lender agrees to (a) execute and deliver to the Company all transaction documents entered into by the other purchasers of such Conversion Shares with respect to the purchase and receipt of such Conversion Shares (other than the PIPE Subscription Agreement) (provided that if such Conversion Shares are Series B Preferred Stock, only if such Lender is not already a party to such transaction documents) and (b) deliver, at the closing of the Qualified Financing, Non-Qualified Financing, Public Company Event, PIPE Offering or at the Maturity Date, as applicable, the original (if one was delivered) of its Note(s) for cancellation (or a written notice to the effect that the original of its Note(s) have been lost, stolen or destroyed and an agreement acceptable to the Company whereby the Lender agrees to indemnify the Company from any loss incurred by it in connection with its Note(s)). Any such conversion of a Note shall be deemed to have been made concurrently with the closing of the Qualified Financing, Non-Qualified Financing or PIPE Offering, if applicable, immediately prior to the Public Company Event or upon the Maturity Date, as applicable, without regard to whether the Lender has then delivered to the Company its Note(s), or an affidavit of lost Note(s) and an indemnification agreement in favor of the Company with respect to any lost or stolen Note(s), or executed any other documents required to be executed by the Lender pursuant thereto.  On and as of the date of such conversion, the Person entitled to receive the Conversion Shares issuable upon such conversion of any Note shall be treated for all purposes as the record holder of such shares and such Note shall be cancelled and deemed paid in full.  Upon the conversion of a Note into Conversion Shares, in lieu of any fractional shares to which the holder of a Note would otherwise be entitled, the Company shall pay the holder of such Note cash equal to such fraction of a share not issued multiplied by the applicable Conversion Price.

4.7
Payments upon a Change of Control.   In the event of a Change of Control prior to the Maturity Date and prior to the time when the Notes have been converted pursuant to Section 4.1, Section 4.2, Section 4.3, Section 4.4 or Section 4.5, each Lender shall be entitled to receive, upon the closing of the Change of Control, in respect and satisfaction of such Lender’s Note and prior to the payment of any liquidation preference to the holders of capital stock of the Company pursuant to the Restated Certificate, an amount equal to the greater of (i) an amount equal to the Outstanding Amount under such Lender’s Note and (ii) the aggregate amount such Lender would have received under the Restated Certificate assuming that, immediately prior to the consummation of the Change of Control, such Lender’s Note is converted into the number of shares of Series C Preferred Stock equal to the quotient obtained by dividing the Outstanding Amount under such Note by the Specified Conversion Price. To the extent practicable, the Company shall send written notice to each holder of a Note no later than fifteen (15) days prior to the consummation of the Change of Control setting forth in reasonable detail the material terms of the Change of Control. Notwithstanding anything to the contrary contained herein, all payments to the Lenders in connection with a Change of Control shall be subject to a management carve-out plan to be adopted and approved by the Board, if at all.

4.8
Seniority; Prepayment.  The Notes and the Prior 2025 Notes shall be senior to all other indebtedness of the Company, except for unsecured trade debt incurred in the ordinary course of the Company’s business.  Except in connection with a Change of Control, the Notes may not be prepaid without the prior written consent of the Note Holder Majority.

5.          Representations and Warranties of the Company.  The Company hereby makes the representations and warranties set forth in this Section 5 below as of the date of this Agreement to the Lenders and the Placement Agents, except as set forth in the Disclosure Schedules attached hereto as Exhibit C (if any).

5.1
Organization, Good Standing and Qualification.  The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted.  The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify does, or would reasonably be expected to, have a material adverse effect on the Company, its business as now conducted or proposed to be conducted, assets (including intangible assets), liabilities, financial condition, property or results of operations of the Company, individually or in the aggregate (“Material Adverse Effect”).

5.2
Authorization.  All corporate action has been taken on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution, delivery and performance of the Transaction Documents; provided that the Company does not currently have sufficient authorized Conversion Shares to permit the conversion of the Notes and the Prior 2025 Notes or the exercise of the Prior 2025 Warrants or sufficient authorized shares of Common Stock to permit the conversion of the Conversion Shares and the shares of preferred stock issuable upon conversion of the Prior 2025 Notes.  Except as may be limited by applicable bankruptcy, insolvency, reorganization, or similar laws relating to or affecting the enforcement of creditors’ rights, the Company has taken all corporate action required to make all of the obligations of the Company reflected in the provisions of the Transaction Documents, the valid and enforceable obligations they purport to be.

5.3
Valid Issuance of Preferred Stock and Common Stock.  The Conversion Shares to be issued, sold and delivered upon conversion of the Notes will be duly and validly issued, fully paid and nonassessable, assuming proper amendment of the Restated Certificate to authorize sufficient Conversion Shares, and, based in part upon the representations and warranties of the Lenders in this Agreement, will be issued in compliance with all applicable federal and state securities laws.  The shares of Common Stock to be issued, sold and delivered upon conversion of the Conversion Shares in accordance with the terms of the Restated Certificate will be duly authorized and validly issued, fully paid and nonassessable, assuming proper amendment of the Restated Certificate to authorize sufficient shares of Common Stock, and, based in part upon the representations and warranties of the Lenders in this Agreement, will be issued in compliance with all applicable federal and state securities laws.

5.4
Capitalization. Immediately prior to the Closing,

(a)          The authorized capital of the Company consists of:

(i)          162,000,000 shares of Common Stock, 7,833,976 shares of which are issued and outstanding immediately prior to the Closing. All of the outstanding shares of Common Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws. The Company holds no Common Stock in its treasury.

(ii)          124,133,326 shares of Preferred Stock, 17,964,705 of which shares have been designated Series Seed Preferred Stock, all of which are issued and outstanding immediately prior to the Closing, 35,714,365 of which shares have been designated Series A Preferred Stock, 35,661,683 of which are issued and outstanding immediately prior to the Closing and 70,454,256 of which shares have been designated Series B Preferred Stock, 64,509,877 of which are issued and outstanding immediately prior to the Closing.  The rights, privileges and preferences of the Preferred Stock are as stated in the Restated Certificate and as provided by the Delaware General Corporation Law. Each share of Preferred Stock is convertible into one share of Common Stock. The Company holds no Preferred Stock in its treasury.

(b)          The Company has reserved 23,696,650 shares of Common Stock for issuance to officers, directors, employees and consultants of the Company pursuant to its 2019 Stock Plan duly adopted by the Board and approved by the Company’s stockholders (the “Stock Plan”). Of such reserved shares of Common Stock, 260,796 shares have been issued pursuant to restricted stock purchase agreements, 1,976,340 shares have been issued pursuant to option exercises, options to purchase 17,638,267 shares have been granted and are currently outstanding, and 3,821,247 shares of Common Stock remain available for issuance to officers, directors, employees and consultants pursuant to the Stock Plan. The Company has furnished to the Lenders complete and accurate copies of the Stock Plan and forms of agreements used thereunder.

(c)          Except for (A) the conversion privileges of the Notes to be issued under this Agreement, the Prior 2025 Notes and the Prior 2025 Warrants, (B) the rights provided in Section 4 of the Investors’ Rights Agreement, and (C) the securities and rights described in Section 5.4(b) hereof or in Section 5.4(c) of the Disclosure Schedules, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from the Company any shares of Common Stock or Preferred Stock, or any securities convertible into or exchangeable for shares of Common Stock or Preferred Stock. All outstanding shares of the Company’s Common Stock and all shares of the Company’s Common Stock underlying outstanding options are subject to (i) a right of first refusal in favor of the Company upon any proposed transfer (other than transfers for estate planning purposes); and (ii) a lock-up or market standoff agreement of not less than one hundred eighty (180) days following the Company’s initial public offering pursuant to a registration statement filed with the Securities and Exchange Commission under the Securities Act.

5.5
Governmental Consents and Filings.  Based in part upon the representations and warranties of the Lenders in this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state, local or foreign governmental authority is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement or the issuance of the Notes, the Conversion Shares or the shares of Common Stock issued upon conversion of the Conversion Shares (collectively, the “Securities”), except for filings pursuant to Regulation D under the Securities Act, and applicable state securities laws, which have been made or will be made in a timely manner.

5.6
Litigation.  There is no action, suit, proceeding, arbitration, mediation, complaint, claim, charge or investigation before any court, arbitrator, mediator or governmental agency or instrumentality pending or, to the Company’s knowledge, currently threatened (i) against the Company or any officer or director of the Company; (ii) that questions the validity of the Transaction Documents or the right of the Company to enter into them, or to consummate the transactions contemplated by this Agreement, including the sale and issuance of the Notes; or (iii) that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.  Neither the Company nor, to the Company’s knowledge, any officer or director of the Company is a party to, or is named as subject to the provisions of, any order, writ, injunction, judgment or decree of any court or government agency or instrumentality (in the case of officers or directors of the Company, such as would have a Material Adverse Effect.)

5.7
Compliance with Laws and Other Instruments.  Assuming the truth and accuracy of the representations and warranties of the Lenders set forth in this Agreement, the execution, delivery and performance by the Company of the Transaction Documents and the consummation of the transactions contemplated thereby will not violate (x) the Restated Certificate or the Company’s Bylaws (the “Bylaws”), each as in effect as of the date hereof (y) any material order, writ, injunction, judgment or decree of any governmental authority applicable to the Company (collectively, “Material Decrees”), or (z) any statute, rule or regulation applicable to the Company (collectively, “Applicable Laws”), in each case, except any such violation which could not reasonably be expected to have a Material Adverse Effect. Other than violations or defaults that would not (individually or in the aggregate) have a Material Adverse Effect, the Company and its subsidiaries are not in violation or default of (i) its Restated Certificate or Bylaws, each as in effect as of the date hereof, (ii) any provision of any Material Decree, or (iii) any Applicable Law.

5.8
Subsidiaries. Other than Remix Securities Corporation, a Massachusetts corporation, the Company does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity. The Company is not a participant in any joint venture, partnership or similar arrangement.

5.9
Preemptive Rights.  The issuance of the Securities is not subject to any preemptive or similar rights, or the Company has fully satisfied (including with respect to rights of timely notification) or obtained waivers in respect of any preemptive or similar rights directly or indirectly affecting any of its securities.

5.10
Financial Statements.  The Company has delivered to each Lender its unaudited financial statements for the fiscal year ended December 31, 2025 and its unaudited financial statements (including balance sheet, income statement and statement of cash flows) as of March 31, 2026 (the “Balance Sheet Date”) for the three-month period ended on the Balance Sheet Date (collectively, the “Financial Statements”).  The Financial Statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated, except that the unaudited Financial Statements may not contain all footnotes required by GAAP.  The Financial Statements fairly present in all material respects the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, subject in the case of the unaudited Financial Statements to normal year-end audit adjustments.  Except as set forth in the Financial Statements, the Company has no material liabilities or obligations, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to the Balance Sheet Date; (ii) obligations under contracts and commitments incurred in the ordinary course of business; (iii) liabilities and obligations of a type or nature not required under GAAP to be reflected in the Financial Statements and (iv) the Prior 2025 Notes and the Prior 2025 Warrants, which, in all such cases, individually and in the aggregate would not have a Material Adverse Effect.  The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP.

5.11
Changes.  Since the Balance Sheet Date, there has not been:

(a)          any change in the assets, liabilities, financial condition or operating results of the Company from that reflected in the Financial Statements, except changes in the ordinary course of business that have not caused, in the aggregate, a Material Adverse Effect;

(b)          any damage, destruction or loss, whether or not covered by insurance, that would have a Material Adverse Effect;

(c)          any waiver or compromise by the Company of a valuable right or of a material debt owed to it;

(d)          any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and the satisfaction or discharge of which would not have a Material Adverse Effect;

(e)          any material change to a material contract or agreement by which the Company or any of its assets is bound or subject;

(f)          any material change in any compensation arrangement or agreement with any officer of the Company;

(g)          any resignation or termination of employment of any officer of the Company;

(h)          any mortgage, pledge, transfer of a security interest in, or lien, created by the Company, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets;

(i)          any loans or guarantees made by the Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(j)          any declaration, setting aside or payment or other distribution in respect of any of the Company’s equity securities, or any direct or indirect redemption, purchase, or other acquisition of any of such securities by the Company;

(k)          any sale, assignment or transfer of any Company Intellectual Property that could reasonably be expected to result in a Material Adverse Effect;

(l)          receipt of notice that there has been a loss of, or material order cancellation by, any major customer of the Company;

(m)          to the Company’s knowledge, any other event or condition of any character, other than events affecting the economy or the Company’s industry generally, that would reasonably be expected to result in a Material Adverse Effect; or

(n)          any arrangement or commitment by the Company to do any of the things described in this Section 5.11.

5.12
Tax Returns, Payments, and Elections.  The Company has filed all tax returns and reports (including information returns and reports) as required by law.  Such tax returns and reports are true and correct in all material respects.  The Company has paid all taxes due.

5.13
Insurance.  The Company has in full force and effect insurance policies concerning such casualties as would be reasonable and customary for companies like the Company, with extended coverage, sufficient in amount (subject to reasonable deductions) to allow it to replace any of its properties that might be damaged or destroyed.

5.14
Permits. The Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business, the lack of which could have a Material Adverse Effect. The Company is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

5.15
Preclinical Development and Clinical Trials. The studies, tests, preclinical development and clinical trials, if any, conducted by or on behalf of the Company are being conducted in all material respects in accordance with experimental protocols, procedures and controls pursuant to accepted professional and scientific standards for products or product candidates comparable to those being developed by the Company and all applicable laws and regulations, including the Federal Food, Drug, and Cosmetic Act and 21 C.F.R. parts 50, 54, 56, 58, 312, and 812. The descriptions of, protocols for, and data and other results of, the studies, tests, development and trials conducted by or on behalf of the Company that have been furnished or made available to the Lenders are accurate and complete. The Company is not aware of any studies, tests, development or trials the results of which reasonably call into question the results of the studies, tests, development and trials conducted by or on behalf of the Company, and the Company has not received any written notices or correspondence from the FDA or any other governmental entity or any institutional review board or comparable authority requiring the termination, suspension or material modification of any studies, tests, preclinical development or clinical trials conducted by or on behalf of the Company.

5.16
FDA Approvals. The Company possesses all permits, licenses, registrations, certificates, authorizations, orders and approvals from the appropriate federal, state or foreign regulatory authorities necessary to conduct its business as now conducted, including all such permits, licenses, registrations, certificates, authorizations, orders and approvals required by the U.S. Food and Drug Administration (the “FDA”) or any other federal, state or foreign agencies or bodies engaged in the regulation of drug substances, pharmaceuticals, biologics, medical devices or biohazardous materials. The Company has not received any notice of proceedings relating to the suspension, modification, revocation or cancellation of any such permit, license, registration, certificate, authorization, order or approval. Neither the Company nor, to the Company's knowledge, any officer, employee or agent of the Company has been convicted of any crime or engaged in any conduct that has previously caused or would reasonably be expected to result in (A) disqualification or debarment by the FDA under 21 U.S.C. Sections 335(a) or (b), or any similar law, rule or regulation of any other governmental entities, (B) debarment, suspension, or exclusion under any federal healthcare programs or by the General Services Administration, or (C) exclusion under 42 U.S.C. Section 1320a-7 or any similar law, rule or regulation of any governmental entities.  Neither the Company nor any of its officers, employees, or, to the knowledge of the Company, any of its contractors or agents, is the subject of any pending or threatened investigation by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” policy as stated at 56 Fed. Reg. 46191 (September 10, 1991) (the “FDA Application Integrity Policy”) and any amendments thereto, or by any other similar governmental entity pursuant to any similar policy.  Neither the Company nor any of its officers, employees, contractors, and agents has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke the FDA Application Integrity Policy or for any similar governmental entity to invoke a similar policy.  Neither the Company nor any of its officers, employees, or, to the Company’s knowledge, any of its contractors or agents, has made any materially false statements on, or material omissions from, any notifications, applications, approvals, reports and other submissions to the FDA or any similar governmental entity.

5.17
FDA Regulation.  The Company is and has been in material compliance with all applicable laws administered or issued by the FDA or any similar governmental entity, including the Federal Food, Drug, and Cosmetic Act and all other laws regarding developing, testing, manufacturing, marketing, distributing or promoting the products of the Company, or complaint handling or adverse event reporting.

5.18
Healthcare Laws. The Company is and has been in material compliance with all applicable Healthcare Laws. “Healthcare Laws” means all applicable federal, state, or local health care laws, each as amended, relating to the regulation of the Company, including but not limited to laws regarding fraud and abuse; kickbacks; self-referrals; fee-splitting; the operation of healthcare provider networks or risk bearing entities; beneficiary inducement, false claims, false billing, false coding, reimbursement, and reassignment; record retention; healthcare professional or entity licensure, qualifications, accreditations, or scope of practice requirements, including the practice of telehealth and healthcare professional supervision; the corporate practice of a learned or licensed healthcare profession; health information privacy laws, including those relating to mental health and substance abuse, including the Health Insurance Portability and Accountability Act of 1996; and all applicable implementing regulations, rules, ordinances, and orders related to any of the foregoing.

5.19
No “Bad Actor” Disqualification.  No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (a “Disqualification Event”) is applicable to the Company or, to the Company’s knowledge, any Company Covered Person, except for a Disqualification Event as to which Rule 506(d)(2)(ii–iv) or (d)(3), is applicable.  “Company Covered Person” means, with respect to the Company as an “issuer” for purposes of Rule 506 promulgated under the Securities Act, any Person listed in the first paragraph of Rule 506(d)(1).

5.20
CFIUS Representations. The Company does not engage in (a) the design, fabrication, development, testing, production or manufacture of one (1) or more “critical technologies” within the meaning of the DPA; (b) the ownership, operation, maintenance, supply, manufacture, or servicing of “covered investment critical infrastructure” within the meaning of the DPA (where such activities are covered by column 2 of Appendix A to 31 C.F.R. Part 800); or (c) the maintenance or collection, directly or indirectly, of “sensitive personal data” of U.S. citizens within the meaning of the DPA.

5.21
Disclosure.  The Company has made available to the Lenders all the information reasonably available to the Company that the Lenders have requested for deciding whether to acquire the Notes.  No representation or warranty of the Company contained in this Agreement, as qualified by the Disclosure Schedules, and no certificate furnished or to be furnished to Lenders at the Closing contains any untrue statement of a material fact or, to the Company’s knowledge, omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.  It is understood that this representation is qualified by the fact that the Company has not delivered to the Lenders, and has not been requested to deliver, a private placement or similar memorandum or any written disclosure of the types of information customarily furnished to purchasers of securities.

6.          Representations and Warranties and Covenants of the Lenders.  Each Lender, severally and not jointly, hereby makes the representations and warranties set forth in this Section 6 below as of the date of this Agreement to the Company and the Placement Agents.

6.1
Authorization.  This Agreement constitutes such Lender’s valid and legally binding obligation, enforceable in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization, or similar laws relating to or affecting the enforcement of creditors’ rights and (ii) laws relating to the availability of specific performance, injunctive relief or other equitable remedies.  Each Lender represents that it has full power and authority to enter into this Agreement.

6.2
Purchase Entirely for Own Account. Each Lender acknowledges that this Agreement is made with Lender in reliance upon such Lender’s representation to the Company that the Securities will be acquired for investment for Lender’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Lender has no present intention of selling, granting any participation in, or otherwise distributing the same.  By executing this Agreement, each Lender further represents that such Lender does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to the Securities.

6.3
Disclosure of Information.  Each Lender acknowledges that it has received all the information it considers necessary or appropriate for deciding whether to acquire the Securities.  Each Lender further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Securities, although nothing set forth herein shall limit the Company’s representations and warranties set forth in Section 5 above nor any Lender’s right to rely thereon.

6.4
Investment Experience.  Each Lender is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Securities.  If other than an individual, each Lender also represents it has not been organized solely for the purpose of acquiring the Securities.

6.5
Accredited Investor.  Each Lender is an “accredited investor” within the meaning of Rule 501 of Regulation D of the Securities and Exchange Commission (the “SEC”), as presently in effect. The residency of each Lender is set forth on the Schedule of Lenders hereto.

6.6
Restricted Securities.  Each Lender understands that the Securities are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances.  Each Lender represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

6.7
Tax Advisors.   Each Lender has reviewed with its own tax advisors the U.S. federal, state and local and non-U.S. tax consequences of Lender’s purchase of the Securities and the transactions contemplated by this Agreement. With respect to such matters, such Lender relies solely on any such advisor and not on any statements or representations of the Company or any of its agents, written or oral. Such Lender understands that it (and not the Company) shall be responsible for its own tax liability that may arise as a result of the Notes and the transactions contemplated by this Agreement.

6.8
Further Limitations on Disposition. Without in any way limiting the representations and warranties set forth above, each Lender further agrees not to make any disposition of all or any portion of the Securities unless and until the transferee has agreed in writing for the benefit of the Company to be bound by this Section 6.8 and:

(a)          There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(b)          (i) Lender has notified the Company of the proposed disposition and has furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition and (ii) if reasonably requested by the Company, Lender shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under federal or state securities laws.  It is agreed that the Company will not require opinions of counsel: (x) for transactions made pursuant to Rule 144 except in extraordinary circumstances, nor (y) for any transfer of the Securities by a Lender that is a partnership, limited liability company or other entity to (A) a partner of such partnership or member of such company, (B) a controlled affiliate of such partnership or company, or (C) a retired partner of such partnership or a retired member of such company who retires after the date hereof; provided that in each of the foregoing cases, the transferee agrees in writing to be subject to the terms of this Section 6.8 to the same extent as if the transferee were an original Lender hereunder.

The provisions of this Section 6.8 shall terminate and be of no further force and effect upon an Initial Public Offering.

6.9
Market Stand-off. Each Lender hereby agrees that such Lender shall not sell or otherwise transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, of any Common Stock (or other securities) of the Company held by the Lender (other than those included in the registration statement) during the one hundred eighty (180) day period following the effective date of the registration statement for the Company’s Initial Public Offering filed under the Securities Act, provided that all officers and directors of the Company and holders of at least one percent (1%) of the Company’s voting securities are bound by and have entered into similar agreements. The obligations described in this section shall not apply to: (1) a registration relating solely to employee benefit plans on Form S-l or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a transaction on Form S-4 or similar forms that may be promulgated in the future, (2) to distributions to current or former partners, members or stockholders of a Lender or to the transfer of any shares owned by a Lender in the Company to its Affiliates or any of the Lender’s stockholders, members, partners or other equity holders; provided that the Affiliate, stockholder member, partner or other equity holder of the Holder agrees to be bound in writing by the restrictions set forth herein, or (3) transactions (including, without limitation, any swap, hedge or similar agreement or arrangement) or announcements, in each case, relating to securities acquired in the IPO (as defined in the Investors’ Rights Agreement) or in open market or other transactions from and after the IPO or that otherwise do not involve or relate to shares of Common Stock owned by a Lender prior to the IPO. The Company may impose stop-transfer instructions and may stamp each certificate with a legend as substantially set forth in Section 6.10 below with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of such one hundred eighty (180) day (or other) period. The Lender agrees to execute a market stand-off agreement with the underwriters in the offering in customary form consistent with the provisions of this section.

6.10
Legends.  It is understood that the Securities may bear the following legends:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.  THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT.”

“THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE, INCLUDING A LOCK-UP PERIOD IN THE EVENT OF A PUBLIC OFFERING, AS SET FORTH IN A CONVERTIBLE PROMISSORY NOTE PURCHASE AGREEMENT, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE COMPANY.”

6.11
Placement Agents. Each Lender hereby acknowledges and agrees that it has independently evaluated the merits of its decision to purchase the Notes, and that (a) the Placement Agents are acting solely as placement agents in connection with the execution, delivery and performance of this Agreement, the Registration Rights Agreement or the Agreement and Plan of Merger, dated as of June 24, 2026, by and among the Company, Passage Bio, Inc. and Peregrine Merger Sub, Inc. (the “Merger Agreement”) and are not acting as an underwriter or in any other capacity and are not and shall not be construed as fiduciaries for such Lender, the Company or any other Person in connection with the execution, delivery and performance of this Agreement, the Registration Rights Agreement or the Merger Agreement, (b) the Placement Agents have not made and will not make any representation or warranty, whether express or implied, of any kind or character and has not provided any advice or recommendation in connection with the execution, delivery and performance of this Agreement, the Registration Rights Agreement or the Merger Agreement and (c) the Placement Agents will not have any responsibility with respect to the business, affairs, financial condition, operations, properties or prospects of, or any other matter concerning the Company.

6.12
Accredited Investor. Each Lender is (i) a qualified institutional buyer (as defined in Rule 144A of the Securities Act), or (ii) an “accredited investor” within the meaning of Rule 501(a) (1), (2), (3) or (7) under the Securities Act. Accordingly, each Lender understands that the offering meets the exemptions from filing under FINRA Rule 5123(b)(1)(C) or (J). Each Lender is an institutional account as defined in FINRA Rule 4512(c). Accordingly, each Lender has also been advised that the offering meets (i) the exemptions from filing under FINRA Rule 5123(b)(1)(A) and (ii) the institutional customer exemption under FINRA Rule 2111(b).

7.          Defaults and Remedies.

7.1
Events of Default.  Each of the following events shall be considered an Event of Default with respect to any and all Notes:

(a)          The Company shall default in the payment of any part of the Outstanding Amount of any Note for more than five (5) days after it receives written notice from the Note Holder Majority at any time on or after the Maturity Date or at a date fixed by acceleration or otherwise;

(b)          The Company shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts as they become due, or shall file a voluntary petition for bankruptcy, or shall file any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, dissolution or similar relief under any present or future statute, law or regulation, or shall file any answer admitting the material allegations of a petition filed against the Company in any such proceeding, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of the Company, or of all or any substantial part of the properties of the Company, or the Company, the Board or the Company’s majority stockholders shall take any action looking to the dissolution or liquidation of the Company;

(c)          Within thirty (30) days after the commencement of any proceeding against the Company seeking any bankruptcy reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such proceeding shall not have been dismissed, or within thirty (30) days after the appointment without the consent or acquiescence of the Company of any trustee, receiver or liquidator of the Company or of all or any substantial part of the properties of the Company, such appointment shall not have been vacated; or

(d)          The Company shall fail to observe or perform any other obligation to be observed or performed by it under any of the Transaction Documents and such failure shall continue for thirty (30) days after written notice from the Note Holder Majority to perform or observe the obligation.

7.2
Remedies.  Upon the occurrence of an Event of Default under Section 7.1 hereof, at the option and upon the declaration of the Note Holder Majority, the entire unpaid principal and accrued and unpaid interest on the Notes shall, without presentment, demand, protest, or notice of any kind, all of which are hereby expressly waived, be forthwith due and payable, and the holders thereof may, immediately and without expiration of any period of grace, enforce payment of all amounts due and owing under such Notes and exercise any and all other remedies granted to them at law, in equity or otherwise.

8.          Conditions of the Lenders’ Obligations at the Closing.  The obligations of each Lender to purchase Notes at the Closing are subject to the fulfillment on or before the Closing of each of the following conditions:

8.1
Representations and Warranties. The representations and warranties of the Company contained in Section 5 of this Agreement (taking into account the Disclosure Schedules) shall be true and correct in all respects on and as of the Closing.

8.2
Performance.  The Company shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

8.3
Qualifications.  All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Securities pursuant to this Agreement shall be duly obtained and effective as of the Closing.

8.4
Proceedings and Documents.  All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to the Lenders participating in the Closing.

8.5
Loan Documents.  The Company shall have duly executed and delivered to each Lender participating in the Closing the following documents:

(a)          This Agreement (including the Disclosure Schedules and an up-to-date Schedule of Lenders); and

(b)          The Note(s) to be issued to such Lender at the Closing.

9.          Conditions of the Company’s Obligations at the Closing.  The obligations of the Company to issue Notes to any Lender at the Closing are subject to the fulfillment on or before the Closing of each of the following conditions by such Lender participating in the Closing:

(a)          Representations and Warranties.  The representations and warranties of such Lender contained in Section 6 of this Agreement shall be true and correct in all respects on and as of the Closing.

(b)          Payment.  The Company shall have received payment for the Note(s) being purchased by such Lender.

(c)          Qualifications.  All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Securities pursuant to this Agreement shall be duly obtained and effective as of the Closing.

(d)          Loan Documents.  Each such Lender shall have duly executed and delivered to the Company the following documents:

(i)          This Agreement; and

(ii)          The Note(s) to be issued to such Lender at the Closing.

10.          Miscellaneous.

10.1
Governing Law.  This Agreement will be construed and enforced in accordance with the substantive laws of the State of Delaware without reference to principles of conflicts of law that would result in the application of any law other than the law of the State of Delaware.

10.2
WAIVER OF JURY TRIAL.  EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE SECURITIES OR THE SUBJECT MATTER HEREOF.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS.  EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

10.3
Dispute Resolution.  The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of Delaware or the United States District Court for the District of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

10.4
Survival.  Unless otherwise set forth in this Agreement, the representations and warranties of the Company and the Lenders contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of the Lenders or the Company.

10.5
Successors and Assigns.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. This Agreement, and the rights and obligations of each Lender hereunder, may be assigned by such Lender only to (a) any person or entity to which such Notes are transferred by such Lender, or (b) any Affiliate of such Lender, and, in each case, such transferee shall be deemed a “Lender” for purposes of this Agreement. For the avoidance of doubt, the Company and the Lenders intend that and agree that this Subsection 10.5 shall be interpreted so that none of the obligations of the Company or the Lenders hereunder shall be a freestanding financial instrument under ASC480 for financial reporting purposes.  The Company may not assign its rights or obligation hereunder without the prior written consent of the Note Holder Majority.

10.6
Notices.  All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by electronic mail if sent during normal business hours of the recipient, if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid or (iv) one (1) Business Day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written identification of receipt; provided that if the recipient is not located in the United States, two (2) Business Days after deposit with an internationally recognized overnight courier, specifying next day delivery, with written identification of receipt.  All communications shall be sent to a party hereto at the address set forth on the signature page hereto, the Schedule of Lenders, or at such other address or contact information as the Company or Lender may designate by written notice to the other parties hereto by written notice given in accordance with this Section 10.6.

10.7
Delays or Omissions.  No delay or omission to exercise any right, power or remedy accruing to any party upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy of such party, nor shall it be construed to be a waiver of any such breach or default or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing or as provided in this Agreement.  All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

10.8
Entire Agreement; Amendments and Waivers.  This Agreement, the Notes and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement among the parties hereto with regard to the subjects hereof and thereof.  The Company’s agreements with each of the Lenders are separate agreements, and the sales of the Notes to each of the Lenders are separate sales.  Nonetheless, any term of this Agreement and the Notes may be amended or modified and the observance of any term of this Agreement or the Notes may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Note Holder Majority; provided that:

(a)          in no event may any such amendment or waiver adversely affect any holder of Notes in a manner which is disproportionate to the outstanding principal of the Note held by such holder unless such amendment or waiver is agreed to in writing by such adversely affected holder;

(b)          no amendment may increase the obligation of any Lender to purchase additional Notes or change the principal amount or interest of Notes pursuant to this Agreement without the prior written consent of such Lender;

(c)          Sections 5.20, and 10.20, the definitions in Section 1 of “CFIUS”, “CFIUS-Impacted Lender”, “CFIUS Satisfied Condition”, “CFIUS Filing Requirement”, “DPA”, or this clause (c) of this Section 10.8 with respect to a CFIUS-Impacted Lender may not be amended, modified, terminated or waived without the written consent of such CFIUS-Impacted Lender; and

Any waiver or amendment effected in accordance with this Section shall be binding upon each party hereto and any holder of any Note purchased under this Agreement at the time outstanding and each future holder of all such Notes, as applicable.  No amendment to or waiver of any provision of any Note shall be made unless such amendment or waiver is made with respect to all Notes.

10.9
Pari Passu Interest.  The Company and the Lenders acknowledge and agree that the payment of all or any portion of the outstanding principal amount of any Note or Prior 2025 Note and all interest thereon shall be pari passu in right of payment and in all other respects, including but not limited to remedies available to Lenders pursuant to Section 7 hereof, the Notes, the Prior 2025 Notes and applicable law.  Upon repayment of any amounts on any Note, the Company shall send along with such repayment an accounting that sets forth the repayments made to all holders of Notes issued hereunder.  In the event a Lender receives payments in excess of its pro rata share of the Company’s payments to the Lenders of all of the Notes and the Prior 2025 Notes, then such Lender shall hold in trust all such excess payments for the benefit of the holders of the other Notes and the Prior 2025 Notes and shall pay such amounts held in trust to such other holders upon demand by such holders.

10.10
Publicity.  Neither the Company nor any Lender will originate any publicity, news release or other public announcement, written or oral (a “Release”), regarding any Lender’s involvement with the transactions contemplated by this Agreement without the Company and the Lender’s prior written consent, other than (i) the disclosure of this Agreement and the transactions contemplated hereby to potential investors of the Company, or (ii) where such Release is required by applicable law.

10.11
Finder’s Fee.  Each party represents that it neither is nor will be obligated to pay any brokerage or finder’s fee or commissions in connection with this transaction, other than the Company to the Placement Agents pursuant to the amended and restated engagement letter, dated as of June 17, 2026, by and among the Company and the Placement Agents (the “Engagement Letter”).  The Company shall indemnify and hold each of the Lenders harmless, and each Lender shall, severally and not jointly, indemnify and hold the Company harmless, from any liability for any commission or compensation in the nature of a brokerage or finder’s fee (including the costs, expenses, and legal fees of defending against such liability) for which the Company or such Lender, or any of their respective partners, employees or representatives, as the case may be, is responsible.

10.12
Fees and Expenses. The Company shall pay the fees and expenses of (i) Cooley LLP, counsel for Decheng Capital Global Life Sciences Fund V, L.P. (or its Affiliates), in an amount not to exceed, in the aggregate, $150,000 and (ii) Goodwin Procter LLP, counsel for certain other Lenders, in an amount not to exceed, in the aggregate, $45,000, in each case incurred in connection with both (a) the Notes and (b) the consummation of a PIPE Offering and/or a Non-Traditional IPO, if any.

10.13
Corporate Securities Law.  THE SALE OF THE SECURITIES THAT ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION FOR SUCH SECURITIES PRIOR TO SUCH QUALIFICATION IS UNLAWFUL, UNLESS THE SALE OF SECURITIES IS EXEMPT FROM QUALIFICATION BY SECTION 25100, 25102 OR 25105 OF THE CALIFORNIA CORPORATIONS CODE.  THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED, UNLESS THE SALE IS SO EXEMPT.

10.14
Aggregation of Rights.  All Notes or shares of Preferred Stock held or acquired by a Lender or its Affiliates shall be aggregated together for the purpose of determining the availability of any rights and imposition of any obligations under this Agreement, and a Lender and its Affiliates may apportion such rights and obligations as among themselves in any manner they deem appropriate.

10.15
Exculpation Among Lenders.  Each Lender acknowledges that it is not relying upon any person, firm, corporation or stockholder, other than the Company and its officers and directors in their capacities as such, in making its investment or decision to invest in the Company.  Each Lender agrees that no other Lender nor the respective controlling persons, officers, directors, partners, agents, stockholders or employees of any other Lender shall be liable for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase and sale of the Securities.

10.16
Construction.  The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.  Unless the context of this Agreement otherwise requires, to the extent necessary so that each clause will be given the most reasonable interpretation, the singular number will include the plural and vice versa, the verb will be construed as agreeing with the word so substituted, words importing the masculine gender will include the feminine and neuter genders, words importing persons will include firms and corporations and words importing firms and corporations will include individuals.  As used in this Agreement, the term “or” shall be interpreted to mean “and/or” unless the context of the use plainly means otherwise.  As used in this Agreement, the terms “includes” or “including” shall be interpreted to mean “includes without limitation” or “including, as applicable,” and shall not be interpreted to limit the scope of the provisions directly preceding such terms.

10.17
Counterparts.  This Agreement may be executed in any number of counterparts and signatures may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method, each of which may be executed by less than all parties, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

10.18
Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

10.19
Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

10.20
CFIUS Filing Event. In the event of a CFIUS Filing Requirement, the Company and such Lender shall, and shall cause any Affiliates to, cooperate and promptly make a CFIUS filing in the requested, required or advisable form in accordance with the DPA. For the avoidance of doubt, the Company and a CFIUS-Impacted Lender shall have no obligation to accept or take any action, condition or restriction with respect to the proposed transaction in order to achieve the CFIUS Satisfied Condition.

10.21
Exculpation and Acknowledgement of Placement Agents. Each party hereto agrees for the express benefit of each of the Placement Agents, its affiliates and its representatives that:

(a)          Each of the Placement Agents is acting solely as financial advisor to the Company in connection with the sale of the Notes and is not acting in any other capacity and is not and shall not be construed as a fiduciary for the Lender, or any other person or entity in connection with the sale of the Notes.

(b)          No Placement Agent or any of its affiliates or any of its representatives (i) shall be liable for any improper payment made in accordance with the information provided by the Company, (ii) has made or will make any representation or warranty, express or implied, of any kind or character, and has not provided any advice or recommendation to the Lenders in connection with the purchase or sale of the Notes, (iii) has any responsibilities as to the validity, accuracy, completeness, value or genuineness, as of any date, of any information, certificates or documentation delivered by or on behalf of the Company pursuant to this Agreement, the Registration Rights Agreement or the Merger Agreement, or in connection with any of the transactions contemplated by such agreements, including any valuation, offering or marketing materials, or any omissions from such materials; or (iv) shall be liable or have any obligation (including, without limitation, for or with respect to any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements incurred by the Lenders, the Company or any other person or entity), whether in contract, tort or otherwise to the Lenders or to any person claiming through the Lenders, (x) for any action taken, suffered or omitted by any of them in good faith and reasonably believed to be authorized or within the discretion or rights or powers conferred upon it by this Agreement, the Registration Rights Agreement or the Merger Agreement or (y) for anything which any of them may do or refrain from doing in connection with this Agreement, the Registration Rights Agreement or the Merger Agreement, except for such party’s own gross negligence, willful misconduct or bad faith.

(c)          The Placement Agents, their respective affiliates and their respective representatives shall be entitled to rely on, and shall be protected in acting upon, any certificate, instrument, opinion, notice, letter or any other document or security delivered to any of them by or on behalf of the Company.

(d)          Each Lender acknowledges that each of the Placement Agents is acting as a placement agent on a “best efforts” basis for the Notes being offered hereby and will be compensated by the Company for acting in such capacity. Each Lender represents that such Lender was contacted regarding the sale of the Notes by a Placement Agent or the Company (or an authorized agent or representative thereof) with whom the Lender entered into a verbal or written confidentiality agreement.

(e)          Each Lender represents that it is making this investment based on the results of its own due diligence investigation of the Company, and has not relied on any information or advice furnished by or on behalf of the Placement Agents in connection with the transactions contemplated hereby. Each Lender acknowledges that none of the Placement Agents have made, and will not make, any representations and warranties with respect to the Company or the transactions contemplated hereby, and such Lender will not rely on any statements made by any of the Placement Agents, orally or in writing, to the contrary.

10.22
Third-Party Beneficiaries.  Each of the Placement Agents will be entitled to rely, as an express third‑party beneficiary, on the representations and warranties and covenants of the Lenders and the Company set forth in Section 5, Section 6, and Section 10.21 hereof.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COMPANY:

REMIX THERAPEUTICS, INC.

By:	/s/ Peter G. Smith, Ph.D.
Name:	Peter G. Smith, Ph.D.
Title:	President & Chief Executive Officer

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

LENDERS:

By:
Its:
By:
Its:

By:
Name:
Title:

Exhibit A

Schedule of Lenders

Exhibit B

Form of Convertible Promissory Note

Exhibit C

Disclosure Schedules

Exhibit D

Series C Term Sheet

Exhibit E

Form of Registration Rights Agreement